UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 15, 2005

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NEWFIELD EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

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Delaware	1-12534	72-1133047
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

363 N. Sam Houston Parkway E., Suite 2020
Houston, Texas 77060
(Address of principal executive offices)

Registrant’s telephone number, including area code: (281) 847-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04 Temporary Suspension of Trading under Registrant’s Employee Benefit Plans

Among other restrictions, the insider trading policy of Newfield Exploration Company (“Newfield”) generally prohibits all directors, officers and employees of Newfield and its subsidiaries from trading in Newfield’s securities during the period beginning on the first day of each calendar quarter and ending at the close of trading on the second trading day following the release of Newfield’s earnings announcement for that quarter. During this period participants in Newfield’s 401(k) plan are prohibited from changing the percentage of future contributions to be invested in the Newfield common stock investment option under the plan and from transferring or reallocating prior contributions from or to the Newfield common stock investment option. As a result, a “blackout period” (as defined in Regulation BTR promulgated under the Securities Exchange Act of 1934) will commence on July 1, 2005 and will end after the close of trading on the second trading day following the release of Newfield’s quarterly earnings announcement for the quarterly period ended June 30, 2005. Newfield currently expects to release its quarterly earnings announcement during the week of July 25, 2005.

Inquiries about the blackout period may be directed to C. William Austin by phone at (281) 847-6069 or in writing to Newfield Exploration Company, 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas 77060.

Item 7.01 Regulation FD Disclosure

On June 15, 2005, Newfield issued the following press release:

NEWFIELD SIGNS PRODUCTION SHARING CONTRACT
ON PM 323 OFFSHORE MALAYSIA*

FOR IMMEDIATE RELEASE

HOUSTON - June 15, 2005 -- Newfield Exploration Company (NYSE:NFX) today announced that its subsidiary signed a new production sharing contract (PSC) on block PM 323 offshore Malaysia. The PSC is in partnership with PETRONAS Carigali Sdn. Bhd. (Carigali), the exploration and production subsidiary of Malaysia’s state-owned Petroliam Nasional Berhad (PETRONAS). This is the third PSC that Newfield has been awarded offshore Malaysia.

Newfield will operate PM 323 with a 60% interest. Carigali holds the remaining 40% interest. PM 323 covers approximately 335,000 acres in the Malay Basin and is located about 185 miles offshore Kemaman, Terengganu. The average water depth on the block is about 200’. PM 323 is located approximately 40 miles from Newfield’s existing Peninsular Malaysia acreage in PM 318.

Newfield has committed to invest approximately $160 million in PM 323 over the next three years. There are seven existing discoveries located on the block. Newfield and Carigali will immediately begin the process to develop the East Belumut and Chermingat oil fields. The two fields are expected to be on-line by early 2008 at a gross rate of approximately 15,000 barrels of oil per day (BOPD). The partners will also drill five exploration and appraisal wells and acquire 600 sq. kilometers of 3-D seismic on the block.

“Malaysia has developed into a focus area for us, offering visible production growth over the next few years and an inventory of attractive exploration prospects that could provide additional developments,” said David A. Trice, Newfield Chairman, President and CEO. “We have developed a great business partnership with Carigali and PETRONAS. The Malay Basin is a prolific hydrocarbon province with good fiscal terms, attractive world markets and growing infrastructure. We are excited about these new field developments and the upside this new PSC brings to our growing portfolio of impact opportunities.”

Newfield entered Malaysia in 2004 with the signing of two PSCs - PM 318 and deepwater Block 2C. Newfield owns a 50% interest in PM 318, operated by Carigali, where current gross production is approximately 10,000 BOPD. In July 2005, the partners plan to begin drilling the first of six wells on PM 318. Three wells will be drilled to develop the Abu Field, expected to be on-line in early 2007 at an initial production rate of approximately 12,000 BOPD. The other three wells will be drilled to explore for new fields and appraise an existing discovery.

Newfield has a 60% interest in deepwater Block 2C which covers 1.2 million acres offshore Sarawak. Newfield has secured a deepwater semi-submersible rig to drill the first of two high-potential exploration wildcats in 2006.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and select international ventures.

*The statements set forth in this release regarding timing of first production and expected rates, development plans and future capital spending are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and other factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281) 847-6081
http://www.newfld.com	info@newfld.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NEWFIELD EXPLORATION COMPANY

Date: June 15, 2005	By:	/s/ TERRY W. RATHERT
Terry W. Rathert
Senior Vice President and Chief Financial Officer